Exhibit 10.1
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into by and between White River Bancshares Company, a corporation organized pursuant to the laws of the State of Arkansas (“Buyer”); and Home Bancshares, Inc., a corporation organized pursuant to the laws of the State of Arkansas (“Seller”).
W-I-T-N-E-S-S-E-T-H
     For good and valuable consideration, Seller and Buyer agree as follows:
     1. Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:
     “Agreement” shall mean this Stock Purchase Agreement.
     “Bank” shall mean Signature Bank of Arkansas, a state bank organized pursuant to the laws of the State of Arkansas.
     “Business Day” shall mean any day other than Saturday, Sunday or any other day when the Bank is not open for business.
     “Buyer” shall mean White River Bancshares Company, a corporation organized pursuant to the laws of the State of Arkansas.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Party” shall mean any one or more of Buyer and Seller.
     “Purchase Price” shall mean the amount of Nineteen Million Eight Hundred Sixty-one Thousand Five Hundred Dollars ($19,861,500.00) which is the product of the number of the Seller Shares multiplied by One Hundred Fifty Dollars ($150.00) per share.
     “Seller” shall mean Home Bancshares, Inc., a corporation organized pursuant to the laws of the State of Arkansas.
     “Seller Shares” shall mean all of the issued and outstanding shares of capital stock of Buyer held by Seller consisting of One Hundred Thirty-two Thousand Four Hundred Ten (132,410) shares of common stock represented by certificate numbers CS015, CS432, and CS563.
     2. Purchase and Sale of Seller Shares.
     2.1. Basic Transaction. Subject to the provisions of this Agreement, Buyer agrees to purchase from Seller, and Seller agree to sell to Buyer, all of the Seller Shares in exchange for the Purchase Price.

     2.2. Purchase Price. Buyer agrees to pay the Purchase Price to Seller at the Closing by delivery of cash in the amount of Nineteen Million Eight Hundred Sixty-one Thousand Five Hundred Dollars ($19,861,500.00) payable by wire transfer or delivery of other immediately available funds to an account designated by Seller.
     2.3. Closing. The Closing shall take place within five (5) Business Days following the satisfaction or waiver of all conditions to the obligations of Seller and Buyer to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself) or such other date as Buyer and Seller may mutually determine but not later than March 1, 2008. At the Closing, (i) Seller shall deliver to Buyer endorsed certificates, instruments, and other documents necessary to completely and irrevocably transfer the Seller Shares to Buyer and to irrevocably release and waive any right to acquire additional shares of stock in Buyer, and (ii) Buyer shall deliver to Seller the Purchase Price.
     3. Regulatory Approvals. Seller and Buyer acknowledge that the transactions contemplated by this Agreement may require the prior approval of the Arkansas State Bank Department, the Federal Deposit Insurance Corporation, and the Federal Reserve Board. Seller shall prepare or cause to be prepared all such applications, notices, and other documents as may be necessary for Seller to receive approval of such transactions by such regulatory authorities, and Buyer shall prepare or cause to be prepared all such applications, notices, and other documents as may be necessary for Buyer and Bank to receive approval of such transactions by such regulatory authorities. In each case, no application, notice, or other document shall be submitted by Seller or Buyer to any regulatory authority until approved by the other, such approval not to be unreasonably withheld, delayed, or conditioned.
     4. Representations and Warranties Concerning Transaction.
     4.1. Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 4.1 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then).
     (a) Organization. Seller is duly organized, validly existing, and in good standing under the laws of the State of Arkansas.
     (b) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its provisions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as set forth in Section 3.
     (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is are a party or by which Seller is bound or to which any of its assets are subject, or (iii) result in the imposition or creation of a mortgage, pledge, encumbrance, charge, security interest, or other lien upon or with respect to the Seller Shares.
     (d) Seller Shares. Seller holds of record and owns beneficially all of the Seller Shares free and clear of any restrictions on transfer (other than any restrictions common to all shareholders of Buyer and securities laws), taxes, mortgage, pledge, encumbrance, charge, security interest, or other liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a Party to any option, warrant, purchase right, or other contract or commitment that could require Seller (or any one or more of them) to sell, transfer, or otherwise dispose of any of the Seller Shares.
     4.2. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 4.2 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then).
     (a) Organization. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Arkansas.
     (b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its provisions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement except as set forth in Section 3.
     (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a Party or by which Buyer is bound or to which any of its assets are subject.
     5. Pre-Closing Covenants. Seller and Buyer agree as follows with respect to the period between the execution of this Agreement and the Closing:
     5.1 General. Each of the Parties shall use its reasonable efforts to take all actions and to do all things in a timely manner necessary in order to consummate and make effective the transactions contemplated by this Agreement including satisfaction, but not waiver, of the Closing conditions set forth in Section 6.
     5.2. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided however, that any Party may make any public disclosure it believes in good faith is required by applicable law and in such event, that Party shall give such advance notice of the public disclosure to the other Party so that it may coordinate its own or a mutual disclosure.
     5.3 Notice that Condition Not Met. A Party shall notify the other Party within 2 Business Days after it becomes aware that a condition to its obligation to consummate the transactions contemplated by this Agreement cannot be met.
     6. Conditions to Closing.
     6.1. Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement in connection with the Closing is subject to satisfaction of the following conditions:
     (a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing.
     (b) Seller shall have performed and complied with all covenants set forth in this Agreement in all material respects through the Closing.
     (c) All regulatory authorities shall have approved the transactions contemplated by this Agreement as set forth in Section 3.
     (d) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) adversely affect the right of Buyer to own the Seller Shares; or (iv) materially and adversely affect the right of Buyer to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).
     (e) All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.
     (f) Seller shall have delivered all certificates representing the Seller Shares properly endorsed in blank.
     (g) Seller shall have delivered to Buyer a certificate of the secretary of Seller dated as of the Closing, in form and substance reasonably satisfactory to Buyer, as to the resolutions of the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.
     (h) Seller shall have delivered to Buyer the resignation of Ron W. Strother as a member of the board of directors of Buyer effective as of the Closing.

     (i) Buyer shall have received subscriptions for the purchase of shares of stock in Buyer pursuant to a confidential private offering memorandum in an aggregate amount not less than equal to the Purchase Price.
Buyer may waive any condition specified in this Section 6.1 by executing a document expressly waiving the condition at or prior to the Closing or by proceeding to consummate the transaction without the condition being satisfied.
     6.2. Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions contemplated by this Agreement in connection with the Closing is subject to satisfaction of the following conditions:
     (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing.
     (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.
     (c) All regulatory authorities shall have approved the transactions contemplated by this Agreement as set forth in Section 3.
     (d) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) adversely affect the right of Buyer to own Seller Shares; or (iv) materially and adversely affect the right of Seller to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).
     (e) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller.
     (f) Delivery to Seller of the Purchase Price in the manner required by Section 2.2 hereof.
     (g) Buyer shall have delivered to Seller a certificate of the secretary of Buyer dated as of the Closing, in form and substance reasonably satisfactory to Seller, as to the resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.
Seller may waive any condition specified in this Section 6.2 by executing a document expressly waiving the condition at or prior to the Closing or by proceeding to consummate the transaction without the condition being satisfied.

     7. Termination; Remedies.
     7.1. Termination. This agreement may be terminated:
     (a) On the mutual agreement of Buyer and Seller.
     (b) By either Buyer or Seller if the Closing does not occur by March 1, 2008 (or such later date as Buyer and Seller may mutually agree in writing).
     (c) By a Party if that Party’s conditions to the Closing in Section 6 have not been met or waived or if any of the representations, warranties, covenants or other agreements of the other Party have been breached in any material respect.
     7.2 Remedies on Termination. If this Agreement terminates on account of the breach of a Party, the non-breaching Party shall have the right to exercise all rights and remedies available both at law and in equity.
     8. Miscellaneous.
     8.1. Survival. The representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Closing nor, after the Closing, be the basis for any action by any party, except as to any matter which is based upon willful fraud by a Party in which case the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations.
     8.2. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than Seller and Buyer and their respective successors and permitted assigns.
     8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller.
     8.4. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     8.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.6. Fees of Legal Counsel. If any Party shall employ any attorney to file a lawsuit to protect its rights hereunder or to enforce any provision hereof, the Party prevailing in any such lawsuit may recover from the other Party all of its reasonable attorneys’ fees and expenses incurred in relation thereto.

     8.7. Expenses and Broker’s Fees. Each Party shall pay its own respective attorneys’ fees incurred during the negotiation and closing of the transactions contemplated by this Agreement. Seller and Buyer have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     8.8. Modification. No provision of this Agreement may be modified, amended, or waived except by written agreement signed by the Party to be bound thereby.
     8.9. Notice. All notices, requests, demands, and other communications permitted or required herein shall be in writing, and either delivered in person; sent by express mail or other overnight delivery service providing receipt of delivery. All such notices and other communications, unless otherwise designated in writing, shall be sent to the following persons:

If to Seller:	Ron W. Strother Home Bancshares, Inc. 719 Harkrider, Suite 100 Conway, Arkansas 72032

with a copy to:	Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. Attn: John S. Selig 425 West Capitol Avenue Suite 1800 Little Rock, Arkansas 72201-3525

If to Buyer:	White River Bancshares Company Attn: Gary R. Head 3878 North Crossover Road, Suite 20 Fayetteville, Arkansas 72703

with a copy to:	Kutak Rock LLP Attn: Rayburn W. Green 214 West Dickson Street Fayetteville, Arkansas 72701
     8.10. Severability. Each provision of this Agreement is severable from all other provisions. If any provision is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary to render it valid and enforceable. If any court of competent jurisdiction determines that any such provision is invalid or unenforceable for any reason, all remaining provisions shall remain in full force and effect.
     8.11. Time for Performance. Time is of the essence.
     8.12. Waiver. Either Party to this Agreement may, by written notice to the other Party, extend the time for the performance of any obligation by the other Party; waive any inaccuracies in this Agreement caused by the other Party; and waive compliance with any of the covenants of the other Party in this Agreement. No waiver of a breach of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available. Any waiver of any provision shall be in writing and signed by the Party to be bound thereby.
     8.13. Rights and Remedies Cumulative. The rights and remedies expressed in this Agreement are cumulative and not exclusive of any rights and remedies otherwise available.
     8.14. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Arkansas.
     8.15. Composition of Agreement. Seller and Buyer represent that they have each read this Agreement and each has sought and received competent legal counsel prior to its execution. Seller and Buyer assume joint responsibility for the form and composition of each provision of this Agreement and each acknowledge that this Agreement shall be interpreted as though they shared equally in its preparation.
     8.16. Conflict in Instruments. To the extent that there is an irreconcilable conflict between the provisions of this Agreement and any document delivered in connection herewith, the provisions of this Agreement shall prevail.
     8.17. Entire Agreement. This Agreement contains the entire agreement of all Parties on the subject matter hereof, and no other oral or written agreements shall be binding upon Seller and Buyer. Seller and Buyer acknowledge that they have neither been influenced to enter into this Agreement by any Party, nor relied on any representation of any Party except for those representations set forth in this Agreement. This Agreement supersedes all prior agreements, contracts, and understandings of any kind on the subject matter hereof, either oral or written.
     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on November 20, 2007.

BUYER WHITE RIVER BANCSHARES COMPANY
By:	/s/ Gary R. Head
Gary R. Head, Chairman and CEO

SELLER HOME BANCSHARES, INC.
By:	/s/ Ron W. Strother
Ron W. Strother, President and
Chief Operating Officer